Exhibit 99.B(d)(82)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Poplar Forest Capital, LLC
As of September 13, 2018, as amended January 3, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

World Select Equity Fund

[REDACTED]

SEI Investments Management Corporation		Poplar Forest Capital, LLC

By:	/s/ Stephen MacRae	By:	/s/ Drew Taylor

Name:	Stephen MacRae	Name:	Drew Taylor

Title:	V.P.	Title:	President

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